Exhibit 99.1

Nov. 19, 2009

Ligand Earns $2 Million in Milestone Payments from Merck & Co., Inc

SAN DIEGO—(BUSINESS WIRE)—Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has received $2 million in milestone payments from N. V. Organon, a subsidiary of Merck & Co., Inc., stemming from its research collaboration that is due to expire at the end of December.

“We have had a long and productive drug discovery relationship with Organon and Schering-Plough (which acquired Organon in November 2007) over the years for a range of research programs,” said John L. Higgins, President and Chief Executive Officer of Ligand. “These activities reflect Ligand’s strong R&D engine and the potential of our partnership portfolio.”

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Merck and Pfizer. With more than 20 molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those regarding data analysis and evaluation of product candidates and plans for continued development of product candidates that are the subject of the research collaboration with Merck. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that trials or evaluations of any product candidates will be favorable, that Ligand will receive any milestone payments or royalties in the future, that product candidates developed through the collaboration with Merck will provide utility or benefits to patients, or that commercial development of any product candidates will be initiated. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in public periodic filings with the Securities and Exchange Commission, available via www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts

Ligand Pharmaceuticals Incorporated

John L. Higgins, President and CEO or

Erika Luib, Investor Relations

858-550-7896

or

Lippert/Heilshorn & Associates

Don Markley, 310-691-7100

dmarkley@lhai.com

Source: Ligand Pharmaceuticals Incorporated